Exhibit 5.1

April 14, 2022

Hycroft Mining Holding Corporation
4300 Water Canyon Road, Unit 1

Winnemucca, Nevada 89445

Re:	Hycroft Mining Holding Corporation
Registration Statement on Form S-1

Ladies and Gentlemen:

We have acted as  counsel to Hycroft Mining Holding Corporation, a Delaware corporation (the “Company”), in connection with the Company’s Registration Statement on Form S-1 to which this opinion is filed as an exhibit (the “Registration Statement”) including the prospectus contained therein (the “Prospectus”) filed with the Securities and Exchange Commission (the “Commission”) pursuant to the Securities Act of 1933, as amended (the “Securities Act”). Terms not herein defined shall have the meanings set forth under “Selected Definitions” in the Prospectus.

This opinion is issued in connection with:  (a) the issuance of up to up to an aggregate of 94,258,841 shares of the Company’s Common Stock, which consists of (i) 34,289,898 shares of Common Stock that may be issued upon exercise of warrants, including the public warrants, private placement warrants, forward purchase warrants and PIPE warrants; (ii) 9,583,334 shares of Common Stock that may be issued upon exercise of the October 2020 warrants; (iii) 3,569,129 shares of Common Stock that may be issued upon exercise of the Seller warrants; and (iv) 46,816,480 shares of Common Stock that may be issued upon exercise of the New Warrants; and (b) the resale by the selling securityholders or their permitted transferees (the “Selling Securityholders”) of up to (i) 71,211,526 shares of Common Stock, which consists of (A) 24,395,046 shares of Common Stock held by Mudrick Capital Management, L.P. as the investment manager of Mudrick Distressed Opportunity Drawdown Fund, L.P., Mudrick Distressed Opportunity Fund Global L.P., Mudrick Distressed Opportunity Drawdown Fund II, L.P., Mudrick Distressed Opportunity Drawdown Fund II SC, L.P. and certain other separately managed accounts managed by Mudrick Capital Management, L.P. (collectively, the “Mudrick Funds”), and (B) 46,816,480 shares of Common Stock issued in the 2022 Private Placement to certain Selling Securityholders (collectively, the “Selling Securityholder Shares”); and (ii) up to 60,125,009 warrants to purchase shares of Common Stock, consisting of (A) private placement warrants, forward purchase warrants and PIPE warrants held by the Mudrick Funds to purchase up to 10,086,307 shares of Common Stock issuable upon exercise of such warrants, (B) October 2020 warrants held by the Mudrick Funds to purchase up to 3,222,222 shares of Common Stock issuable upon exercise of such October 2020 warrants, and (C) New Warrants issued to certain Selling

April 14, 2022

Securityholders in the 2022 Private Placement to purchase up to 46,816,480 shares of Common Stock issuable upon exercise of such New Warrants ((A), (B) and (C), collectively, the “Secondary Warrants”). For the purposes of this opinion, the shares of Common Stock issuable upon exercise of the public warrants, private placement warrants, forward purchase warrants, PIPE warrants, Seller warrants, October 2020 warrants and New Warrants are referred to herein as the “Warrant Shares.”

This opinion is being furnished in connection with the requirements of Item 601(b)(5) of the Securities Act and no opinion is expressed herein as to any matter pertaining to the contents of the Registration Statement or the Prospectus or any prospectus supplement, other than as expressly stated herein.

We have examined the Registration Statement and such documents and records of the Company and other documents as we have deemed necessary for the purposes of this opinion. In rendering the opinions set forth herein, we have also (i) investigated such questions of law, (ii) examined originals or certified, conformed or reproduction copies of such board of directors and stockholder resolutions, agreements, instruments, documents and records of the Company, such certificates of public officials and such other documents, and (iii) received such information from officers and representatives of the Company as we have deemed necessary or appropriate for the purposes of these opinions.

In all such examinations, we have assumed the genuineness of all signatures, the legal capacity of all natural persons who have executed documents, the completeness and authenticity of all original documents reviewed by us, and the conformity and completeness to original documents of all copies of documents submitted to us for review as conformed or reproduction copies. As to facts material to our opinions, we have relied without independent investigation or verification upon the accuracy of factual statements, including representations of fact contained in certificates, agreements, oral or written statements or other records of or from public officials and officers and representatives of the Company and others, and assumed compliance on the part of all parties to all agreements and documents, other than the Company, with their covenants and agreements contained therein. We have also assumed that the Company will have sufficient authorized but unissued and unreserved shares of Common Stock on the date of any issuance of Warrant Shares registered pursuant to the Registration Statement.

Based upon and subject to the qualifications and assumptions stated herein, we are of the opinion that, as of the date hereof:

1.

The Warrant Shares, when issued upon exercise and payment of the applicable exercise price and in compliance with the terms of the public warrants, private placement warrants, forward purchase warrants, PIPE warrants, Seller warrants, October 2020 warrants and New Warrants, as applicable, as described in the Registration Statement, will be validly issued, fully paid and nonassessable.

April 14, 2022

2.	The Selling Securityholder Shares have been validly issued and are fully paid and nonassessable.
3.	The Secondary Warrants, are valid and binding obligations of the Company, enforceable against the Company in accordance with their terms.

Our opinion is expressed only with respect to the Delaware General Corporation Law and such internal laws of the State of New York as are generally applicable in transactions of the type covered by the Registration Statement and we express no opinion with respect to any other laws. The opinions expressed herein are limited to the matters stated herein, and no opinion is implied or may be inferred beyond the matters expressly stated herein. Our opinion set forth in numbered paragraph 3 above may be limited by bankruptcy, insolvency or similar laws affecting creditors’ rights generally from time to time in effect and by equitable principles of general applicability. To the extent that any opinion relates to the enforceability of the choice of New York law and choice of New York forum provision contained in any agreement relating to any warrants referred to herein, the opinions stated herein are subject to the qualification that such enforceability may be subject to, in each case, (i) the exceptions and limitations in New York General Obligations Law sections 5-1401 and 5-1402 and (ii) principles of comity or constitutionality. The opinions expressed herein are given as of the date hereof, and we undertake no obligation to supplement this letter if any applicable laws change after the date hereof or if we become aware of any facts that might change any of the opinions expressed herein after the date hereof or for any other reason.

We hereby consent to the filing of this opinion letter as an exhibit to the Registration Statement and to the references to this firm under the caption “Legal Matters” in the Prospectus. In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission thereunder. Please be advised that certain partners of our firm and attorneys associated with our firm may beneficially own shares of Common Stock.

Very truly yours,

/s/ Neal Gerber & Eisenberg LLP